ANSLOW & JACLIN, LLP Counselors at Law

April 3, 2007

TotalMed Systems, Inc.
1200 S.E. Maynard Road, Suite 203
Cary, NC 27511

Gentlemen:

        You have requested our opinion, as counsel for TotalMed Systems, Inc., a Florida corporation (the “Company”), in connection with the Amendment No. 4 to the registration statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

        The Registration Statement relates to an offering of 17,785,000 shares of the Company's common stock.  We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

        No opinion is expressed herein as to any laws other than the State of Florida of the United States. This opinion opines upon Florida law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Gregg E. Jaclin GREGG E. JACLIN